Exhibit 99.1

NEWS RELEASE
CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
THIRD QUARTER 2008 RESULTS

Total Net Revenue of $641 Million;
GAAP EPS $0.62; Adjusted EPS $0.47

CORONA, CA - October 29, 2008 - Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported financial results for its third quarter ended September 30, 2008.

Third Quarter 2008 Results

Net revenue for the third quarter 2008 increased $46.0 million or 8 percent from the third quarter 2007 to $640.7 million, and net income was $71.1 million, or $0.62 per diluted share. Excluding special items as detailed in the reconciliation table below, adjusted net income for the third quarter was $53.9 million, or $0.47 per diluted share. Adjusted EBITDA for the third quarter 2008 was $137.2 million and cash flow from operations was $74.0 million. Cash and marketable securities were $352.0 million as of September 30, 2008.

“This has been a positive quarter for Watson, and one that continues to demonstrate the strength and financial health of the Company,” began Paul Bisaro, Watson’s President and Chief Executive Officer. “Importantly, our performance strength was spread across all of our divisions. The launch of omeprazole 40mg contributed to solid results in our Generics division and two new product launches contributed to a strong performance in our Anda distribution division.”

“By far, the biggest news we had this quarter was the approval of RAPAFLOTM (silodosin), our new alpha blocker for BPH,” continued Mr. Bisaro. “RAPAFLO is the first of three new brand products we expect to introduce in 2009 and will help strengthen the foundation for our future growth in the Urology specialty area. We are committed to achieving strong performances in all of our businesses and remain very optimistic in both our near and long term outlook,” concluded Mr. Bisaro.

First Nine Months 2008 Results

For the nine months ended September 30, 2008, net revenue was $1,890.3 million, as compared to $1,869.3 million for the first nine months of 2007. Net income for the first nine months of 2008 was $182.0 million, or $1.60 per diluted share, as compared to net income of $102.6 million, or $0.93 per diluted share, for the same period of 2007. On an adjusted basis, as detailed in the attached reconciliation table, net income for the first nine months of 2008 was $170.6 million, or $1.50 per diluted share, as compared to adjusted net income of $112.4 million, or $1.01 per diluted share, for the same period of 2007.

Third Quarter 2008 Business Segment Results

Generic Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2008	2007	2008	2007
Generic Segment Contribution
Product sales	$352,190	$326,231	$1,038,938	$1,065,152
Other revenue	11,593	31,489	68,249	62,834
Net revenue	363,783	357,720	1,107,187	1,127,986
Cost of sales	212,367	210,931	669,676	693,896
Gross profit	151,416	146,789	437,511	434,090
Gross margin	41.6%	41.0%	39.5%	38.5%

Research and development	31,736	26,555	83,458	77,036
Selling and marketing	13,990	14,018	41,868	41,764
Segment contribution	$105,690	$106,216	$312,185	$315,290
Segment margin	29.1%	29.7%	28.2%	28.0%

Generic product sales for the third quarter of 2008 increased $26.0 million to $352.2 million, reflecting the addition of new products which were offset in part by price erosion on the base business.

Generic other revenue decreased $19.9 million to $11.6 million due to a decline in royalties from Sandoz’s sales of metoprolol succinate extended-release tablets 50mg.

Generic gross profit was $151.4 million in the third quarter of 2008, compared to $146.8 million in the third quarter of 2007 and $149.1 million in the second quarter 2008. Generic gross profit was positively influenced by the launch of new products, including the launch of omeprazole delayed-release capsules 40mg. Generic gross profit for the third quarter 2008 reflects approximately $4.4 million in costs related to Watson’s Global Supply Chain Initiative. Excluding this item, Generic gross profit was $155.9 million, or 43 percent of revenue in the third quarter 2008.

Generic research and development expense increased $5.2 million to $31.7 million, reflecting an acceleration of generic research and development pipeline activities. Watson currently has approximately 60 ANDAs on file with the Food and Drug Administration (FDA).

Brand Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2008	2007	2008	2007
Brand Segment Contribution
Product sales	$94,298	$93,534	$294,756	$281,096
Other revenue	11,677	13,577	44,511	38,288
Net revenue	105,975	107,111	339,267	319,384
Cost of sales	30,224	22,089	82,167	74,099
Gross profit	75,751	85,022	257,100	245,285
Gross margin	71.5%	79.4%	75.8%	76.8%

Research and development	13,586	9,102	39,095	31,932
Selling and marketing	29,024	26,613	86,593	79,397
Segment contribution	$33,141	$49,307	$131,412	$133,956
Segment margin	31.3%	46.0%	38.7%	41.9%

Brand product sales for the third quarter of 2008 increased slightly to $94.3 million, primarily due to increased sales of Trelstar®. Brand other revenue decreased $1.9 million to $11.7 million, due primarily to decreased revenues from the Company’s licensing arrangements.

Gross margin for the Brand segment decreased from 79.4 percent in the third quarter 2007 to 71.5 percent in the third quarter 2008. The decline in Brand gross margin from third quarter 2007 levels reflects an inventory charge taken during the third quarter 2008 related to the Company’s INFeD® product.

On October 8, 2008, Watson’s New Drug Application (NDA) for RAPAFLO was approved by the FDA for the treatment of the signs and symptoms of benign prostatic hyperplasia. The Company anticipates launching RAPAFLO in early 2009. Watson’s NDA for oxybutynin topical gel remains under review by FDA for the treatment of overactive bladder and in the fourth quarter 2008, Watson expects to have an NDA on file with the FDA for its six month formulation of Trelstar®, under development for the treatment of advanced prostate cancer.

Distribution Segment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2008	2007	2008	2007
Distribution Segment Contribution
Net revenue	$170,933	$129,875	$443,822	$421,946
Cost of sales	144,064	113,400	374,812	363,583
Gross profit	26,869	16,475	69,010	58,363
Gross margin	15.7%	12.7%	15.5%	13.8%
Selling and marketing	15,558	12,716	43,695	39,246
Segment contribution	$11,311	$3,759	$25,315	$19,117
Segment margin	6.6%	2.9%	5.7%	4.5%

Distribution segment net revenue for the third quarter of 2008 increased 32 percent or $41.1 million to $170.9 million. The increase was primarily due to new products launched in the third quarter, including launches of generic versions of Risperdal® and Lamictal®. Distribution revenue excludes sales of Watson products.

Distribution segment gross margin was 15.7 percent in the third quarter of 2008 compared to 12.7 percent in the third quarter 2007 and 15.7 percent in second quarter 2008.

Other Operating Expenses

Consolidated general and administrative expenses for the third quarter 2008 decreased $16.4 million to $42.7 million and reflects a $5.9 million favorable settlement of a tax-related liability due to the resolution of an Internal Revenue Service audit during the quarter.

Amortization expense for the third quarter 2008 declined $24.0 million to $20.2 million, reflecting the full amortization of Ferrlecit® product rights as of December 31, 2007.

2008 Financial Outlook

Based on actual results for the first nine months of 2008 and its forecast for the remainder of the year, Watson is adjusting its estimates for the full year 2008. Watson's estimates are based on the Company’s actual results for the nine months of 2008, and management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

Watson estimates total net revenue for the full year of 2008 at approximately $2.5 billion.

Net Revenue Estimates by Segment

For the Twelve Months Ending December 31, 2008

Generic Segment	$1.40 - $1.50 Billion
Brand Segment	$450 - $470 Million
Distribution Segment	$580 - $610 Million

Research and development investment for 2008 is expected to be approximately $160 million. Selling, general and administrative expenses for 2008 are expected to be between $420 and $430 million. Amortization expense for 2008 is expected to be approximately $80 million.

Watson has increased its estimates for GAAP earnings per diluted share to between $2.05 and $2.10 and adjusted earnings per diluted share is now estimated to be between $1.98 and $2.03.

In 2008, the Company expects to incur pre-tax costs associated with the planned closure of its Carmel, NY manufacturing facilities of approximately $30 million which includes accelerated depreciation, severance, retention and other related plant closure costs. These charges and other items are excluded from Watson’s 2008 adjusted earnings per diluted share forecast as detailed in Table 6 below.

Excluding special items as detailed in the EBITDA reconciliation Table 7 below, adjusted EBITDA is now estimated to be between $560 and $570 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss third quarter 2008 results, the outlook for 2008 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 68306114. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Standard Time, November 7, 2008. To access the live webcast, go to Watson's Investor Relations website at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes generic and specialty brand pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ website at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions; the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

Risperdal® is a registered trademark of Johnson & Johnson Corporation.
Lamictal® is a registered trademark of SmithKline Beecham Corporation.

The following table presents Watson’s results of operations for the three and nine months ended September 30, 2008 and 2007:

Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net revenues	$640,691	$594,706	$1,890,276	$1,869,316
Cost of sales (excludes amortization, presented below)	386,655	346,420	1,126,655	1,131,578
Gross profit	254,036	248,286	763,621	737,738

Operating expenses:
Research and development	45,322	35,657	122,553	108,968
Selling, general and administrative	101,269	112,491	312,197	312,867
Amortization	20,200	44,159	60,569	132,251
(Gain) loss on asset sales/impairments	303	(6,118)	303	(6,118)
Total operating expenses	167,094	186,189	495,622	547,968
Operating income	86,942	62,097	267,999	189,770

Non-operating income (expense), net:
Loss on early extinguishment of debt	-	-	(1,095)	(4,410)
Interest income	2,157	1,964	6,151	6,696
Interest expense	(7,005)	(10,125)	(20,732)	(35,476)
Other income	11,942	1,449	19,375	7,886
Total non-operating income (expense), net	7,094	(6,712)	3,699	(25,304)

Income before income taxes	94,036	55,385	271,698	164,466
Provision for income taxes	22,975	20,779	89,705	61,839
Net income	$71,061	$34,606	$181,993	$102,627

Diluted earnings per share	$0.62	$0.31	$1.60	$0.93

Diluted weighted average shares outstanding	117,995	117,421	117,661	117,042

The following table presents Watson’s Condensed Consolidated Balance Sheets as of September 30, 2008 and December 31, 2007:

Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	September 30,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$339,354	$204,554
Marketable securities	12,683	11,799
Accounts receivable, net	314,475	267,117
Inventories	481,559	490,601
Other current assets	175,194	199,705
Property and equipment, net	660,549	688,185
Investments and other assets	149,564	129,920
Product rights and other intangibles, net	543,891	603,697
Goodwill	868,085	876,449
Total assets	$3,545,354	$3,472,027

Liabilities & Stockholders' Equity
Current liabilities	$398,100	$444,927
Long-term debt	824,609	899,408
Deferred income taxes and other liabilities	272,362	278,227
Stockholders' equity	2,050,283	1,849,465
Total liabilities and stockholders' equity	$3,545,354	$3,472,027

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 and 2007:

Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in thousands)
	Nine Months Ended September 30,
	2008	2007

Cash Flows from Operating Activities:
Net income	$181,993	$102,627
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	127,961	189,185
Deferred income tax provision	16,980	(15,509)
Provision for inventory reserve	35,940	36,908
Restricted stock and stock option compensation	14,055	10,337
Other adjustments	(20,415)	(4,311)
Changes in assets and liabilities:
Accounts receivable, net	(47,358)	111,852
Inventories	(26,898)	(48,654)
Accounts payable and accrued expenses	(45,789)	(142,957)
Income taxes payable	9,933	2,967
Other assets and liabilities	(6,180)	13,280
Total adjustments	58,229	153,098
Net cash provided by operating activities	240,222	255,725
Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(43,308)	(50,304)
Additions to marketable securities and long-term investments	(5,407)	(6,776)
Proceeds from sale of marketable securities and investments	13,043	3,223
Other investing activities, net	400	15,100
Net cash used in investing activities	(35,272)	(38,757)

Cash Flows from Financing Activities:
Payments on term loan, current debt and other long-term liabilities	(95,633)	(252,910)
Proceeds from issuance of short-term debt	17,909	1,655
Proceeds from stock plans	8,411	15,195
Repurchase of common stock	(837)	(1,731)
Net cash used in financing activities	(70,150)	(237,791)
Net increase (decrease) in cash and cash equivalents	134,800	(20,823)
Cash and cash equivalents at beginning of period	204,554	154,171
Cash and cash equivalents at end of period	$339,354	$133,348

The following table presents a reconciliation of reported net income and diluted earnings per share to adjusted net income and diluted earnings per share for the three and nine months ended September 30, 2008 and 2007:

Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

GAAP to adjusted net income calculation

Reported GAAP net income	$71,061	$34,606	$181,993	$102,627
Adjusted for:
Global supply chain initiative(1)	4,740	-	23,904	-
Acquisition and licensing charges	1,000	1,710	6,500	11,288
Gain on sale of assets	(8,250)	(10,617)	(9,605)	(13,089)
Loss on asset sales and impairments	303	4,499	303	4,499
Favorable settlement of tax related liability	(5,928)	-	(5,928)	-
Loss on debt repurchases	-	-	1,095	4,410
Legal settlements	-	8,500	(15,000)	8,658
Income taxes	(9,000)	(1,534)	(12,673)	(6,012)
Adjusted net income	53,926	37,164	170,589	112,381
Add: Interest expense on CODES, net of tax	1,979	1,905	5,910	5,906
Adjusted net income, adjusted for interest on CODES	$55,905	$39,069	$176,499	$118,287

Diluted earnings per share

Diluted earnings per share - GAAP	$0.62	$0.31	$1.60	$0.93

Diluted earnings per share - Adjusted	$0.47	$0.33	$1.50	$1.01

Basic weighted average common shares outstanding	102,893	102,453	102,749	102,266
Effect of dilutive securities:
Conversion of CODES	14,357	14,357	14,357	14,357
Dilutive share-based compensation arrangements	745	611	555	419
Diluted weighted average common shares outstanding	117,995	117,421	117,661	117,042

(1)	Includes accelerated depreciation charges of $1,807 and $5,600, respectively.

The following table presents a reconciliation of reported net income for the three and nine months ended September 30, 2008 and 2007 to adjusted EBITDA:

Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

GAAP net income	$71.1	$34.6	$182.0	$102.6
Plus:
Interest expense	7.0	10.1	20.7	35.5
Interest income	(2.2)	(2.0)	(6.2)	(6.7)
Provision for income taxes	22.9	20.8	89.8	61.8
Depreciation (2008 includes accelerated depreciation)	23.3	19.4	67.4	56.9
Amortization	20.2	44.2	60.6	132.3
EBITDA	142.3	127.1	414.3	382.4
Adjusted for:
Global supply chain initiative	2.9	-	18.3	-
Acquisition and licensing charges	1.0	1.7	6.5	11.3
Gain on sale of assets	(8.2)	(10.6)	(9.6)	(13.1)
Loss on asset sales and impairments	0.3	4.5	0.3	4.5
Favorable settlement of tax related liability	(5.9)	-	(5.9)	-
Loss on early extinguishment of debt	-	-	1.1	4.4
Legal settlements	-	8.5	(15.0)	8.7
Share-based compensation	4.8	3.4	14.0	10.3
Adjusted EBITDA	$137.2	$134.6	$424.0	$408.5

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2008 to adjusted net income and adjusted earnings per diluted share:

Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2008
	Low	High

GAAP to adjusted net income calculation

GAAP net income	$233.0	$239.2
Adjusted for:
Licensing charges	6.5	6.5
Global supply chain initiative	30.4	30.0
Favorable settlement of tax related liability	(5.9)	(5.9)
Legal settlement	(15.0)	(15.0)
Loss on asset sales and impairments	0.3	0.3
Gain on sale of securities	(9.6)	(9.6)
Loss on early extinguishment of debt	1.1	1.1
Income taxes	(15.1)	(14.9)
Adjusted net income	225.7	231.7
Add: Interest expense on CODES, net of tax	7.9	7.9
Adjusted net income, adjusted for interest on CODES	$233.6	$239.6

Diluted earnings per share

Diluted earnings per share - GAAP	$2.05	$2.10

Diluted earnings per share - Adjusted	$1.98	$2.03

Diluted weighted average common shares outstanding	117.8	117.8

The reconciliation table is based in part on management’s estimate of net income for the year ending December 31, 2008. Watson expects certain known GAAP charges for 2008, as presented in the schedule above. Other GAAP charges that may be excluded from adjusted net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2008 to adjusted EBITDA:

Table 7
Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2008
	Low	High

GAAP net income	$233.0	$239.2
Plus:
Interest expense	27.8	27.8
Interest income	(9.2)	(8.7)
Provision for income taxes	117.1	120.6
Depreciation (includes accelerated depreciation)	92.0	92.0
Amortization	80.8	80.8
EBITDA	541.5	551.7
Adjusted for:
Favorable settlement of tax related liability	(5.9)	(5.9)
Loss on asset sales and impairments	0.3	0.3
Share-based compensation	18.4	18.4
Global supply chain initiative	22.4	22.0
Licensing charges	6.5	6.5
Legal settlement	(15.0)	(15.0)
Loss on early extinguishment of debt	1.1	1.1
Gain on sale of securities	(9.6)	(9.6)

Adjusted EBITDA	$559.7	$569.5

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2008. Watson expects certain known GAAP charges for 2008, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.